Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-272447
(To Prospectus dated September 5, 2023,
Prospectus Supplement dated September 5, 2023 and
Product Supplement EQUITY INDICES MITTS-1 dated
September 5, 2023)

1,620,371 Units $10 principal amount per unit CUSIP No. 13608V837	Pricing Date Settlement Date Maturity Date	January 29, 2026 February 5, 2026 January 31, 2031

Capped Market Index Target-Term Securities® Linked to a Global Equity Index Basket

▪         Maturity of approximately five years

▪         100% participation in increases in the Basket, subject to a capped return of 64.17%

▪         If the Basket is flat or decreases, payment at maturity will be the principal amount

▪         The Basket is comprised of the Dow Jones Industrial Average®, the EURO STOXX 50® Index, and the TOPIX® Index. The Dow Jones Industrial Average® was given an initial weight of 50.00%, and each of the EURO STOXX 50® Index and the TOPIX® Index was given an initial weight of 25.00%

▪         All payments occur at maturity and are subject to the credit risk of Canadian Imperial Bank of Commerce

▪         No periodic interest payments

▪         In addition to the underwriting discount set forth below, the notes include a hedging-related charge of $0.05 per unit. See “Structuring the Notes”

▪         Limited secondary market liquidity, with no exchange listing

▪         You may be required to accrue interest and pay taxes on the notes each year even if you will not receive any payments until maturity. See “Summary of U.S. Federal Income Tax Consequences”

▪         The notes are unsecured debt securities and are not savings accounts or insured deposits of a bank. The notes are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, Canada, or any other jurisdiction

The notes are being issued by Canadian Imperial Bank of Commerce (“CIBC”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” beginning on page TS-6 of this term sheet and beginning on page PS-6 of product supplement EQUITY INDICES MITTS-1.

The initial estimated value of the notes as of the pricing date is $9.543 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-6 of this term sheet and “Structuring the Notes” on page TS-16 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

_________________________

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

_________________________

	Per Unit	Total
Public offering price	$ 10.00	$16,203,710.00
Underwriting discount	$ 0.25	$ 405,092.75
Proceeds, before expenses, to CIBC	$ 9.75	$15,798,617.25

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

BofA Securities

January 29, 2026

Capped Market Index Target-Term Securities® Linked to a Global Equity Index Basket, due January 31, 2031

Summary

The Capped Market Index Target-Term Securities® Linked to a Global Equity Index Basket, due January 31, 2031 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, Canada or any other jurisdiction or secured by collateral. The notes are not bail-inable debt securities (as defined on page 6 of the prospectus). The notes will rank equally with all of our other unsecured and unsubordinated debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of CIBC. The notes provide you with 100% participation in increases in the Market Measure, which is the global equity index basket described below (the “Basket”), subject to a cap. If the Basket is flat or decreases, you will only receive the principal amount of your notes. Any payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Basket, subject to our credit risk. See “Terms of the Notes” below.

The Basket is comprised of the Dow Jones Industrial Average®, the EURO STOXX 50® Index, and the TOPIX® Index. The Dow Jones Industrial Average® was given an initial weight of 50.00%, and each of the EURO STOXX 50® Index and the TOPIX® Index was given an initial weight of 25.00%.

The economic terms of the notes (including the Capped Value) are based on our internal funding rate, which is the rate we would pay to borrow funds through the issuance of market-linked notes, and the economic terms of certain related hedging arrangements. Our internal funding rate is typically lower than the rate we would pay when we issue conventional fixed rate debt securities. This difference in funding rate, as well as the underwriting discount and the hedging-related charge and certain service fee described below, reduced the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. Due to these factors, the public offering price you pay to purchase the notes is greater than the initial estimated value of the notes.

On the cover page of this term sheet, we have provided the initial estimated value for the notes. This initial estimated value was determined based on our pricing models, and was based on our internal funding rate on the pricing date, market conditions and other relevant factors existing at that time, and our assumptions about market parameters. For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” on page TS-16.

Terms of the Notes

Issuer:	Canadian Imperial Bank of Commerce (“CIBC”)	Redemption Amount Determination
Principal Amount:	$10.00 per unit

On the maturity date, you will receive a cash payment per unit determined as follows:

Is the Ending Value greater than the Starting Value?

Yes → You will receive per unit, up to a maximum payment not to exceed the Capped Value:

$$\$10 + \left[\$10 \times \text{Participation Rate} \times \left(\frac{\text{Ending Value} - \text{Starting Value}}{\text{Starting Value}} \right) \right]$$

No ↓

You will receive the Minimum Redemption Amount of $10.00 per unit

(The Redemption Amount will not be less than the Minimum Redemption Amount per unit.)

Term:	Approximately five years
Market Measure:	A global equity index basket comprised of the Dow Jones Industrial Average® (Bloomberg symbol: “INDU”), the EURO STOXX 50® Index (Bloomberg symbol: “SX5E”), and the TOPIX® Index (Bloomberg symbol: “TPX”). Each Basket Component is a price return index.
Starting Value:	100.00
Ending Value:	The average value of the Basket on each calculation day during the Maturity Valuation Period, calculated as specified in “The Basket” on page TS-8 and “Description of MITTS—Basket Market Measures—Ending Value of the Basket” on page PS-21 of product supplement EQUITY INDICES MITTS-1. The scheduled calculation days are subject to postponement in the event of Market Disruption Events, as described on page PS-21 of product supplement EQUITY INDICES MITTS-1.
Minimum Redemption Amount:	$10.00 per unit. If you sell your notes before the maturity date, you may receive less than the Minimum Redemption Amount per unit.
Participation Rate:	100%
Capped Value:	$16.417 per unit, which represents a return of 64.17% over the principal amount.
Maturity Valuation Period:	January 22, 2031, January 23, 2031, January 24, 2031, January 27, 2031 and January 28, 2031
Fees and Charges:	The underwriting discount of $0.25 per unit listed on the cover page and the hedging-related charge of $0.05 per unit described in “Structuring the Notes” on page TS-16.
Calculation Agent:	BofA Securities, Inc. (“BofAS”)

Capped Market Index Target-Term Securities®	TS-2

Capped Market Index Target-Term Securities® Linked to a Global Equity Index Basket, due January 31, 2031

The terms and risks of the notes are contained in this term sheet and in the following:

▪	Product supplement EQUITY INDICES MITTS-1 dated September 5, 2023:

https://www.sec.gov/Archives/edgar/data/1045520/000110465923098275/tm2325339d5_424b5.htm

▪	Prospectus supplement dated September 5, 2023:

https://www.sec.gov/Archives/edgar/data/1045520/000110465923098166/tm2322483d94_424b5.htm

▪	Prospectus dated September 5, 2023:

https://www.sec.gov/Archives/edgar/data/1045520/000110465923098163/tm2325339d10_424b3.htm

These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) or BofAS by calling 1-800-294-1322. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus.
Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement EQUITY INDICES MITTS-1. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to CIBC.

Investor Considerations

You may wish to consider an investment in the notes if:

▪	You anticipate that the value of the Basket will increase moderately from the Starting Value to the Ending Value.
▪	You accept that the return on the notes will be zero if the value of the Basket does not increase from the Starting Value to the Ending Value.
▪	You accept that the return on the notes will be capped.
▪	You are willing to forgo the interest payments that are paid on conventional interest bearing debt securities.
▪	You are willing to forgo dividends or other benefits of owning the stocks included in the Basket Components.
▪	You are willing to accept a limited or no market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, our internal funding rate and fees and charges on the notes.
▪	You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.

The notes may not be an appropriate investment for you if:

▪	You believe that the value of the Basket will decrease from the Starting Value to the Ending Value or that it will not increase sufficiently over the term of the notes to provide you with your desired return.
▪	You seek a guaranteed return beyond the Minimum Redemption Amount.
▪	You seek an uncapped return on your investment.
▪	You seek interest payments or other current income on your investment.
▪	You want to receive dividends or other distributions paid on the stocks included in the Basket Components.
▪	You seek an investment for which there will be a liquid secondary market.
▪	You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Capped Market Index Target-Term Securities®	TS-3

Capped Market Index Target-Term Securities® Linked to a Global Equity Index Basket, due January 31, 2031

Hypothetical Payout Profile and Examples of Payments at Maturity

Capped Market Index Target-Term Securities®

This graph reflects the returns on the notes, based on the Participation Rate of 100%, the Minimum Redemption Amount of $10.00 per unit, and the Capped Value of $16.417 per unit. The blue line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the stocks included in the Basket Components, excluding dividends.

This graph has been prepared for purposes of illustration only.

The following table and examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Redemption Amount and total rate of return based on the Starting Value of 100.00, the Participation Rate of 100%, the Minimum Redemption Amount of $10.00 per unit, the Capped Value of $16.417 per unit and a range of hypothetical Ending Values. The actual amount you receive and the resulting total rate of return will depend on the actual Ending Value and whether you hold the notes to maturity. The following examples do not take into account any tax consequences from investing in the notes.

For hypothetical historical values of the Basket, see “The Basket” section below. For recent actual levels of the Basket Components, see “The Basket Components” section below. Each Basket Component is a price return index and as such the Ending Value will not include any income generated by dividends paid on the stocks included in any of the Basket Components, which you would otherwise be entitled to receive if you invested in those stocks directly. In addition, all payments on the notes are subject to issuer credit risk.

Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit	Total Rate of Return on the Notes
0.00	-100.00%	$10.000(1)	0.00%
50.00	-50.00%	$10.000	0.00%
75.00	-25.00%	$10.000	0.00%
80.00	-20.00%	$10.000	0.00%
90.00	-10.00%	$10.000	0.00%
95.00	-5.00%	$10.000	0.00%
100.00(2)	0.00%	$10.000	0.00%
110.00	10.00%	$11.000	10.00%
115.00	15.00%	$11.500	15.00%
150.00	50.00%	$15.000	50.00%
164.17	64.17%	$16.417(3)	64.17%
180.00	80.00%	$16.417	64.17%
200.00	100.00%	$16.417	64.17%

(1)	The Redemption Amount per unit will not be less than the Minimum Redemption Amount.
(2)	The Starting Value was set to 100.00 on the pricing date.
(3)	The Redemption Amount per unit cannot exceed the Capped Value.

Capped Market Index Target-Term Securities®	TS-4

Capped Market Index Target-Term Securities® Linked to a Global Equity Index Basket, due January 31, 2031

Redemption Amount Calculation Examples

Example 1
The Ending Value is 90.00, or 90.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 90.00
= $9.000, however, because the Redemption Amount for the notes cannot be less than the Minimum Redemption Amount, the Redemption Amount will be $10.00 per unit.

Example 2
The Ending Value is 110.00, or 110.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 110.00
= $11.000 Redemption Amount per unit
Example 3
The Ending Value is 180.00, or 180.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 180.00
= $18.000, however, because the Redemption Amount for the notes cannot exceed the Capped Value, the Redemption Amount will be $16.417 per unit.

Capped Market Index Target-Term Securities®	TS-5

Capped Market Index Target-Term Securities® Linked to a Global Equity Index Basket, due January 31, 2031

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-6 of product supplement EQUITY INDICES MITTS-1, page S-1 of the prospectus supplement, and page 1 of the prospectus identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Structure-related Risks

▪	Depending on the performance of the Basket as measured shortly before the maturity date, you may not receive a positive return on your investment.

▪	Your investment return is limited to the return represented by the Capped Value and may be less than a comparable investment directly in the stocks included in the Basket Components.

▪	Changes in the level of one of the Basket Components may be offset by changes in the levels of the other Basket Components. Due to the different Initial Component Weights, changes in the levels of some Basket Components will have a more substantial impact on the value of the Basket than similar changes in the levels of other Basket Components. of

▪	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

▪	Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

Valuation- and Market-related Risks

▪	Our initial estimated value of the notes is lower than the public offering price of the notes. The public offering price of the notes exceeds our initial estimated value because costs associated with selling and structuring the notes, as well as hedging the notes, all as further described in “Structuring the Notes” on page TS-16, are included in the public offering price of the notes.

▪	Our initial estimated value does not represent future values of the notes and may differ from others’ estimates. Our initial estimated value is only an estimate, which was determined by reference to our internal pricing models when the terms of the notes were set. This estimated value was based on market conditions and other relevant factors existing at that time, our internal funding rate on the pricing date and our assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater or less than our initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the market value of the notes could change significantly based on, among other things, changes in market conditions, including the value of the Basket, our creditworthiness, interest rate movements and other relevant factors, which may impact the price at which MLPF&S, BofAS or any other party would be willing to buy notes from you in any secondary market transactions. Our estimated value does not represent a minimum price at which MLPF&S, BofAS or any other party would be willing to buy your notes in any secondary market (if any exists) at any time.

▪	Our initial estimated value of the notes was not determined by reference to credit spreads for our conventional fixed-rate debt. The internal funding rate that was used in the determination of our initial estimated value of the notes generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. If we were to have used the interest rate implied by our conventional fixed-rate debt, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate for market-linked notes had an adverse effect on the economic terms of the notes and the initial estimated value of the notes on the pricing date, and could have an adverse effect on any secondary market prices of the notes.

▪	A trading market is not expected to develop for the notes. None of us, MLPF&S or BofAS is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Conflict-related Risks

▪	Our business, hedging and trading activities, and those of MLPF&S, BofAS and our respective affiliates (including trades in shares of companies included in the Basket Components), and any hedging and trading activities we, MLPF&S, BofAS or our respective affiliates engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.

▪	There may be potential conflicts of interest involving the calculation agent, which is BofAS. We have the right to appoint and remove the calculation agent.

Capped Market Index Target-Term Securities®	TS-6

Capped Market Index Target-Term Securities® Linked to a Global Equity Index Basket, due January 31, 2031

Market Measure-related Risks

▪	The index sponsors may adjust their respective Basket Components in a way that affects their levels, and have no obligation to consider your interests.

▪	You will have no rights of a holder of the securities represented by the Basket Components, and you will not be entitled to receive securities, dividends or other distributions by the issuers of those securities.

▪	While we, MLPF&S, BofAS or our respective affiliates may from time to time own securities of the companies included in the Basket Components, we, MLPF&S, BofAS and our respective affiliates do not control any company included in any Basket Component, and have not verified any disclosure made by any other company.

▪	Your return on the notes may be affected by factors affecting the international securities markets, specifically markets in the countries represented by the Basket Components. In addition, you will not obtain the benefit of any increase in the value of the currencies in which the securities included in the Basket Components trade against the U.S. dollar, which you would have received if you had owned the securities included in the Basket Components during the term of your notes, although the value of the Basket may be adversely affected by general exchange rate movements in the market.

Tax-related Risks

▪	The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Summary of U.S. Federal Income Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page PS-27 of product supplement EQUITY INDICES MITTS-1. For a discussion of the Canadian federal income tax consequences of investing in the notes, see “Material Income Tax Consequences—Canadian Taxation” in the prospectus, as supplemented by the discussion under “Summary of Canadian Federal Income Tax Considerations” herein.

Other Terms of the Notes

Market Measure Business Day

The following definition shall supersede and replace the definition of “Market Measure Business Day” set forth in product supplement EQUITY INDICES MITTS-1.

A “Market Measure Business Day” means a day on which:

(A)	each of the New York Stock Exchange and The Nasdaq Stock Market (as to the Dow Jones Industrial Average®), the Eurex (as to the EURO STOXX 50® Index), and the Tokyo Stock Exchange (as to the TOPIX® Index) (or any successor to the foregoing exchanges) are open for trading; and

(B)	the Basket Components or any successors thereto are calculated and published.

Capped Market Index Target-Term Securities®	TS-7

Capped Market Index Target-Term Securities® Linked to a Global Equity Index Basket, due January 31, 2031

The Basket

The Basket is designed to allow investors to participate in the percentage changes in the value of the Basket from the Starting Value to the Ending Value. The Basket Components are described in the section entitled “The Basket Components” below. Each Basket Component was assigned an initial weight on the pricing date, as set forth in the table below.

For more information on the calculation of the value of the Basket, please see the section entitled “Description of MITTS—Basket Market Measures” beginning on page PS-19 of product supplement EQUITY INDICES MITTS-1.

On the pricing date, for each Basket Component, the Initial Component Weight, the closing level, the Component Ratio and the initial contribution to the Basket value were as follows:

Basket Component	Bloomberg Symbol	Initial Component Weight	Closing Level(1)	Component Ratio(2)	Initial Basket Value Contribution
Dow Jones Industrial Average®	INDU	50.00%	49,071.56	0.00101892	50.00
EURO STOXX 50® Index	SX5E	25.00%	5,891.95	0.00424308	25.00
TOPIX® Index	TPX	25.00%	3,545.30	0.00705159	25.00
				Starting Value	100.00

(1)	These were the closing levels of the Basket Components on the pricing date.

(2)	Each Component Ratio equals the Initial Component Weight of the relevant Basket Component (as a percentage) multiplied by 100, and then divided by the closing level of that Basket Component on the pricing date and rounded to eight decimal places.

On each calculation day during the Maturity Valuation Period, the calculation agent will calculate the value of the Basket on such day by summing the products of (a) the closing level for each Basket Component on such day and (b) the Component Ratio for such Basket Component. The Ending Value of the Basket will be the average value of the Basket on each calculation day during the Maturity Valuation Period. If a Market Disruption Event occurs as to any Basket Component on a scheduled calculation day, the closing level of that Basket Component will be determined as more fully described in the section entitled “Description of MITTS—Basket Market Measures—Ending Value of the Basket” on page PS-21 of product supplement EQUITY INDICES MITTS-1.

Capped Market Index Target-Term Securities®	TS-8

Capped Market Index Target-Term Securities® Linked to a Global Equity Index Basket, due January 31, 2031

While actual historical information on the Basket did not exist before the pricing date, the following graph sets forth the hypothetical historical daily performance of the Basket from January 1, 2016 through January 29, 2026. The graph is based upon actual daily historical levels of the Basket Components, hypothetical Component Ratios based on the closing levels of the Basket Components as of January 1, 2016, and a Basket value of 100.00 as of that date. This hypothetical historical data on the Basket is not necessarily indicative of the future performance of the Basket or what the value of the notes may be. Any hypothetical historical upward or downward trend in the value of the Basket during any period set forth below is not an indication that the value of the Basket is more or less likely to increase or decrease at any time over the term of the notes.

Hypothetical Historical Performance of the Basket

Capped Market Index Target-Term Securities®	TS-9

Capped Market Index Target-Term Securities® Linked to a Global Equity Index Basket, due January 31, 2031

The Basket Components

All disclosures contained in this term sheet regarding the Basket Components, including, without limitation, their make-up, method of calculation, and changes in their components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, each of S&P Dow Jones Indices LLC (“SPDJI”) with respect to the Dow Jones Industrial Average® (the “INDU”), STOXX Limited (“STOXX”) with respect to the EURO STOXX 50® Index (the “SX5E”), and JPX Market Innovation & Research, Inc. (“JPXI”) with respect to the TOPIX® Index (the “TPX”) (SPDJI, STOXX and JPXI together, the “index sponsors”). The index sponsors, which license the copyright and all other rights to the Basket Components, have no obligation to continue to publish, and may discontinue or suspend the publication of, any Basket Component. The consequences of any index sponsor discontinuing publication of a Basket Component are discussed in the section entitled “Description of MITTS—Discontinuance of an Index” beginning on page PS-18 of product supplement EQUITY INDICES MITTS-1. None of us, the calculation agent, MLPF&S or BofAS accepts any responsibility for the calculation, maintenance or publication of any Basket Component or any successor index.

The Dow Jones Industrial Average®

The INDU is a price-weighted index of 30 U.S. blue-chip stocks, which represent all economic industries except transportation and utilities. The INDU was launched on May 26, 1896 with a base date of May 26, 1896. The INDU is published by SPDJI and is reported by Bloomberg under the ticker symbol “INDU.”

Index Construction and Maintenance

The INDU is maintained by the “Averages Committee,” which is composed of three representatives of SPDJI and two representatives of The Wall Street Journal. The Averages Committee meets regularly to review pending corporate actions that may affect index constituents, statistics comparing the composition of the INDU to the market, companies that are being considered as candidates for addition to the INDU and any significant market events. In addition, the Averages Committee may revise index policy covering rules for selecting companies, treatment of dividends, share counts or other matters.

The index universe for the INDU consists of securities in the S&P 500® Index excluding stocks classified under Global Industry Classification Standard (“GICS”) code 2030 (Transportation) and 55 (Utilities). While stock selection is not governed by quantitative rules, a stock typically is added only if the company has an excellent reputation, demonstrates sustained growth and is of interest to a large number of investors. Companies should be incorporated and headquartered in the United States. In addition, a plurality of revenues should be derived from the United States. Maintaining adequate sector representation within the index is also a consideration in the selection process for the INDU.

Changes to the INDU are made on an as-needed basis. There is no annual or semi-annual reconstitution. Rather, changes in response to corporate actions and market developments can be made at any time. Constituent changes are typically announced one to five days before they are scheduled to be implemented.

Index Computation

The INDU is a price-weighted index rather than a market capitalization-weighted index and therefore Index constituent weights are determined solely by the prices of the constituent stocks in the INDU.

The formula to calculate the INDU is:

Index level =

where,

P = the price of each constituent stock in the index

Shares outstanding are set to a uniform number throughout the INDU and the index divisor is adjusted for any price impacting corporate action on one of its member stocks; this includes price adjustments, special dividends, stock splits and rights offerings. The index divisor will also adjust in the event of an addition to or deletion from the index. The INDU is calculated without adjustments for regular cash dividends.

Corporate actions (such as stock splits, stock dividends, and rights offerings) are applied after the close of trading on the day prior to the ex-date. Any potential impact of a spin-off on constituents of the INDU is evaluated by the Averages Committee on a case-by-case basis.

Capped Market Index Target-Term Securities®	TS-10

Capped Market Index Target-Term Securities® Linked to a Global Equity Index Basket, due January 31, 2031

The following graph shows the daily historical performance of the INDU in the period from January 1, 2016 through January 29, 2026. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the closing level of the INDU was 49,071.56.

Historical Performance of the Dow Jones Industrial Average®

This historical data on the INDU is not necessarily indicative of the future performance of the INDU or what the value of the notes may be. Any historical upward or downward trend in the level of the INDU during any period set forth above is not an indication that the level of the INDU is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels of the INDU.

License Agreement

Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”), and the INDU is a product of SPDJI. We and SPDJI have entered into a non-transferable, non-exclusive license agreement providing for the sublicense to us, in exchange for a fee, of the right to use the INDU in connection with the issuance of the notes.

The INDU is a product of SPDJI, and has been licensed for use by CIBC.  Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”); DJIA®, The Dow®, Dow Jones® and Dow Jones Industrial Average® are trademarks of Dow Jones; and these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by CIBC.  The notes are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, any of their respective affiliates (collectively, “S&P Dow Jones Indices”).

S&P Dow Jones Indices makes no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the INDU to track general market performance.  S&P Dow Jones Indices’ only relationship to CIBC with respect to the INDU is the licensing of the INDU and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices or its licensors.  The INDU is determined, composed and calculated by S&P Dow Jones Indices without regard to CIBC or the notes.  S&P Dow Jones Indices have no obligation to take the needs of CIBC or the holders of the notes into consideration in determining, composing or calculating the INDU.  S&P Dow Jones Indices is not responsible for and has not participated in the determination of the prices and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes are to be converted into cash, surrendered or redeemed, as the case may be.  S&P Dow Jones Indices has no obligation or liability in connection with the administration, marketing or trading of the notes. There is no assurance that investment products based on the INDU will accurately track index performance or provide positive investment returns.  SPDJI is not an investment advisor.  Inclusion of a security within the INDU is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice.  Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the notes currently being issued by CIBC, but which may be similar to and competitive with the notes.  In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the INDU.

S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE INDU OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO.  S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN.  S&P DOW JONES INDICES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY CIBC, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF

Capped Market Index Target-Term Securities®	TS-11

Capped Market Index Target-Term Securities® Linked to a Global Equity Index Basket, due January 31, 2031

THE INDU OR WITH RESPECT TO ANY DATA RELATED THERETO.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE.  THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND CIBC, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

The EURO STOXX 50® Index

The SX5E was created by STOXX, a wholly owned subsidiary of Deutsche Börse AG. Publication of the SX5E began in February 1998, based on an initial index level of 1,000 at December 31, 1991. The SX5E is derived from the EURO STOXX Total Market Index (“TMI”) and covers 50 blue-chip stocks from certain Eurozone countries. The SX5E is reported by Bloomberg under the ticker symbol “SX5E.”

Index Composition and Maintenance

The stocks in the represented Eurozone countries are ranked in terms of free-float market capitalization. The largest stocks are added to the selection list until the coverage is close to, but still less than, 60% of the free-float market capitalization of the corresponding EURO STOXX TMI, which covers 95% of the free-float market capitalization of the represented Eurozone countries. If the next highest-ranked stock brings the coverage closer to 60% in absolute terms, then it is also added to the selection list. All current stocks in the SX5E are added to the selection list. All of the stocks on the selection list are then ranked in terms of free-float market capitalization to produce the final index selection list. The largest 40 stocks on the selection list are selected; the remaining 10 stocks are selected from the largest remaining current stocks ranked between 41 and 60; if the number of stocks selected is still below 50, then the largest remaining stocks are selected until there are 50 stocks. The minimum liquidity criteria of the EURO STOXX TMI also applies to the selection of SX5E components.

The SX5E components are subject to a capped maximum index weight of 10%, which is applied on a quarterly basis.

The composition of the SX5E is reviewed annually in September. The review cut-off date is the last trading day of August.

The free-float factors for each component stock used to calculate the SX5E, as described below, are reviewed, calculated, and implemented on a quarterly basis and are fixed until the next quarterly review.

The SX5E is subject to a “fast exit rule.” The index components are monitored for any changes based on the monthly selection list ranking (i.e., on an ongoing monthly basis). A component is deleted from the SX5E if: (a) it ranks 75 or below on the monthly selection list and (b) it ranked 75 or below on the selection list of the previous month. The highest-ranked stock that is not an index component will replace it. Changes will be implemented on the close of the fifth trading day of the month, and are effective the next trading day.

The SX5E is also subject to a “fast entry rule.” All stocks on the latest selection lists and initial public offering (“IPO”) stocks are reviewed for a fast-track addition on a quarterly basis. A stock is added, if (a) it qualifies for the latest STOXX blue-chip selection list generated at the end of February, May, August or November and (b) it ranks within the “lower buffer” (ranks 1-25) on this selection list. If the stock is added, it replaces the smallest component stock in the SX5E.

The SX5E is also reviewed on an ongoing basis. Corporate actions (including IPOs, mergers and takeovers, spin-offs, delistings, and bankruptcy) that affect the index composition are immediately reviewed. Any changes are announced, implemented, and effective in line with the type of corporate action and the magnitude of the effect.

A deleted stock is replaced immediately to maintain the fixed number of 50 component stocks. If a stock is deleted in between regular review dates but is still a component of the EURO STOXX TMI, then the stock will remain in the SX5E until the next regular review.

Index Calculation

The SX5E is calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating the index level can be expressed as follows:

Index =	Free float market capitalization of the index
Divisor of the index

The “free float market capitalization of the index” is equal to the sum of the product of the price, number of shares outstanding, free float factor, weighting cap factor and exchange rate from local currency to index currency, for each component stock as of the time the SX5E is being calculated.

The SX5E is also subject to a divisor, which is adjusted to maintain the continuity of the index levels across changes due to corporate actions, such as the deletion and addition of stocks, the substitution of stocks, stock dividends, and stock splits.

Neither we nor any of our affiliates, including the selling agent, accepts any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in, the SX5E or any successor to the SX5E. STOXX does not guarantee the accuracy or the completeness of the SX5E or any data included in the SX5E. STOXX assumes no liability for any errors, omissions, or disruption in the calculation and dissemination of the SX5E. STOXX disclaims all responsibility for any errors or omissions in the calculation and dissemination of the SX5E or the manner in which the SX5E is applied in determining the amount payable on the notes at maturity.

Capped Market Index Target-Term Securities®	TS-12

Capped Market Index Target-Term Securities® Linked to a Global Equity Index Basket, due January 31, 2031

The following graph shows the daily historical performance of the SX5E in the period from January 1, 2016 through January 29, 2026. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the closing level of the SX5E was 5,891.95.

Historical Performance of the EURO STOXX 50® Index

This historical data on the SX5E is not necessarily indicative of the future performance of the SX5E or what the value of the notes may be. Any historical upward or downward trend in the level of the SX5E during any period set forth above is not an indication that the level of the SX5E is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels of the SX5E.

License Agreement

We have entered into an agreement with STOXX providing us and certain of our affiliates or subsidiaries identified in that agreement with a non-exclusive license and, for a fee, with the right to use the SX5E, which is owned and published by STOXX, in connection with certain securities, including the notes.

STOXX and its licensors (the “Licensors”) have no relationship to us, other than the licensing of the SX5E and the related trademarks for use in connection with the notes.

STOXX and its Licensors do not sponsor, endorse, sell or promote the notes; recommend that any person invest in the notes; have any responsibility or liability for or make any decisions about the timing, amount or pricing of the notes; have any responsibility or liability for the administration, management or marketing of the notes; or consider the needs of the notes or the owners of the notes in determining, composing or calculating the SX5E or have any obligation to do so.

STOXX and its Licensors will not have any liability in connection with the notes. Specifically, STOXX and its Licensors do not make any warranty, express or implied and disclaim any and all warranty about: the results to be obtained by the notes, the owners of the notes or any other person in connection with the use of the SX5E and the data included in the SX5E; the accuracy or completeness of the SX5E and its data; and the merchantability and the fitness for a particular purpose or use of the SX5E and its data. STOXX and its Licensors will have no liability for any errors, omissions or interruptions in the SX5E or its data. Under no circumstances will STOXX or its Licensors be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if STOXX or its Licensors knows that they might occur. The licensing agreement between us and STOXX is solely for our benefit and the benefit of STOXX and not for the benefit of the owners of the notes or any other third parties.

Capped Market Index Target-Term Securities®	TS-13

Capped Market Index Target-Term Securities® Linked to a Global Equity Index Basket, due January 31, 2031

The TOPIX® Index

The Tokyo Stock Price Index, also knowns as the TOPIX® Index, is a capitalization-weighted index of all companies listed on the TSE Prime Market. The TPX is developed, calculated, published and maintained by, the JPXI. Publication of the TPX began on July 1, 1969, based on an initial index value of 100 at January 4, 1968. The TPX is reported by Bloomberg under the ticker symbol “TPX.”

Index Composition and Maintenance

The component stocks of the TPX consist of all Japanese common stocks listed on the TSE Prime Market. The TPX measures changes in the aggregate market value of these stocks. Japanese stocks admitted to the TSE are assigned to one of the Prime Market, the Standard Market or Growth Market (in principle). Stocks listed on the TSE Prime Market are limited to companies which have appropriate levels of market capitalization (liquidity) to be investment instruments for many institutional investors, maintain a higher quality of corporate governance, and commit to sustainable growth and improvement of medium- to long-term corporate value, putting constructive dialogue with investors at the center. Stocks listed on the Standard Market are typically companies which have appropriate levels of market capitalization (liquidity) to be investment instruments in the open market, maintain a basic level of corporate governance expected of listed companies, and commit to sustainable growth and improvement of medium- to long-term corporate value. The Growth Market is limited to companies which have a certain level of market value by disclosing business plans for realizing high growth potential and their progress towards these appropriately and in a timely manner, but at the same time pose a relatively high investment risk from the perspective of business track record.

The TPX is a free-float adjusted market capitalization-weighted index, with the market price of each component stock multiplied by the number of shares listed (as adjusted by multiplying the free-float weight (“FFW”) to take into account only the listed shares deemed to be available for trading in the market). The JPXI is responsible for calculating and maintaining the TPX, and can add, delete or substitute the stocks underlying the TPX or make other methodological changes that could change the value of the TPX. The underlying stocks may be removed, if necessary, in accordance with deletion/addition rules which provide generally for the deletion of a stock from the TPX if such stock ceases to meet the criteria for inclusion. Stocks listed on the Standard Market or Growth Market of the TSE may be transferred to the Prime Market if they satisfy applicable criteria. Such criteria include numerical minimum values for number of shares listed, number of shareholders and average monthly trading volume, among others. Similarly, when a Prime Market stock falls within the coverage of TSE rules prescribing reassignment thereof to the Standard Market, such stock will be removed from the Prime Market.

Additions to the component stocks can occur (1) through the initial listing of a company (directly or via another stock exchange), with such changes taking effect on the last business day of the month after such initial listing; (2) as a result of changes in listing from the Standard Market or from the Growth Market to the Prime Market, with such changes taking effect on the transfer date, as applicable; or (3) through the initial listing of a new company resulting from a corporate consolidation, with such changes taking effect on the new listing date.

Deletions of constituents are conducted due to (1) de-listing, resulting from a corporate consolidation, when the surviving company re-lists with the TSE, with such changes taking effect on the initial listing date of the new company (normally two business days after the delisting date); (2) de-listing of a company for reasons other than those stated above, with such changes taking effect on the de-listing date; (3) designation of stocks to be de-listed, with such changes taking effect four business days after such designation; or (4) changes in listing from the Prime Market to the Standard Market, with such changes taking effect on the date of such change.

Index Calculation

The TPX is not expressed in Japanese yen, but is presented in terms of points (as a decimal figure), rounded to the nearest one-hundredth. The TPX is calculated by multiplying 100 by the figure obtained by dividing the current free-float adjusted market value (the current market price per share at the time of the index calculation multiplied by the number of free-float adjusted common shares listed on the Prime Market at the same instance) (as adjusted by multiplying the FFW) (the “Current Market Value”) by the base market value (i.e., the Current Market Value on the base date) (the “Base Market Value”).

The calculation of the TPX can be represented by the following formula:

Index	=	Current Market Value	× 100
Base Market Value

In order to maintain continuity, the Base Market Value is adjusted from time to time to ensure that it reflects only price movements resulting from auction market activity, and to eliminate the effects of other factors and prevent any instantaneous change or discontinuity in the level of the TPX. Such factors include, without limitation: new listings, delistings, new share issues either through public offerings or through rights offerings to shareholders (limited to cases where the allotted subscription warrant securities are listed), issuance of shares as a consequence of exercise of convertible bonds or warrants, and transfer of listed securities from the Prime Market to the Standard Market of the TSE.

The formula for the adjustment is as follows:

Free-float adjusted Market Value on business day before adjustment date	=	(Free-float adjusted Market Value on business day before adjustment date ± Adjustment Amount)
Base Market Value before adjustment		Base Market Value after adjustment

Capped Market Index Target-Term Securities®	TS-14

Capped Market Index Target-Term Securities® Linked to a Global Equity Index Basket, due January 31, 2031

Where Adjustment Amount is equal to the changes in the number of shares included in the calculation of the TPX multiplied by the price of those shares used for the purposes of the adjustment.

Therefore,

New Base Market Value	=	Old Base Market Value × (Free-float adjusted Market Value on business day before adjustment date ± Adjustment Amount)
Free-float adjusted Market Value on business day before adjustment date

The Base Market Value remains at the new value until a further adjustment is necessary as a result of another change. As a result of such change affecting the Current Market Value or any stock underlying the TPX, the Base Market Value is adjusted in such a way that the new value of the TPX will equal the level of the TPX immediately prior to such change.

No adjustment is made to the Base Market Value, however, in the case of events such as stock splits or decreases in capital without compensation, which theoretically do not affect market capitalization.

The following graph shows the daily historical performance of the TPX in the period from January 1, 2016 through January 29, 2026. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the closing level of the TPX was 3,545.30.

Historical Performance of the TOPIX® Index

This historical data on the TPX is not necessarily indicative of the future performance of the TPX or what the value of the notes may be. Any historical upward or downward trend in the level of the TPX during any period set forth above is not an indication that the level of the TPX is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels of the TPX.

License Agreement

CIBC will enter into an agreement with TSE or its affiliates as necessary to provide us and certain of our affiliates or subsidiaries, in exchange for a fee, a non-exclusive license to use the TPX, which is sponsored, calculated and published by TSE, in connection with certain securities, including the notes.

TPX value and TOPIX marks are subject to the proprietary rights owned by TSE and TSE owns all rights and know-how relating to the TPX such as calculation, publication and use of TPX value and relating to TOPIX marks. TSE shall reserve the rights to change the methods of calculation or publication, to cease the calculation or publication of TPX value or to change TOPIX marks or cease the use thereof. TSE makes no warranty or representation whatsoever, either as to the results stemmed from the use of TPX value and TOPIX marks or as to the figure at which TPX value stands on any particular day. TSE gives no assurance regarding accuracy or completeness of TPX value and data contained therein. Further, TSE shall not be liable for the miscalculation, incorrect publication, delayed or interrupted publication of TPX value. No notes are in any way sponsored, endorsed or promoted by the TSE. TSE shall not bear any obligation to give an explanation of the notes or any advice on investments to any purchaser of the notes or to the public. TSE neither selects specific stocks or groups thereof nor takes into account any needs of the issuing company or any purchaser of the notes, for calculation of TPX value. Including but not limited to the foregoing, the TSE shall not be responsible for any damage resulting from the issue and sale of the notes.

Capped Market Index Target-Term Securities®	TS-15

Capped Market Index Target-Term Securities® Linked to a Global Equity Index Basket, due January 31, 2031

Supplement to the Plan of Distribution

Under our distribution agreement with BofAS, BofAS will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount. MLPF&S will in turn purchase the notes from BofAS for resale, and it will receive a selling concession in connection with the sale of the notes in an amount up to the full amount of the underwriting discount set forth on the cover of this term sheet.

We will pay a fee to a broker dealer in which an affiliate of BofAS has an ownership interest for providing certain services with respect to this offering, which will reduce the economic terms of the notes to you.

We will deliver the notes against payment therefor in New York, New York on a date that is greater than one business day following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than one business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.

MLPF&S and BofAS may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these prices will include MLPF&S’s and BofAS’s trading commissions and mark-ups or mark-downs. MLPF&S and BofAS may act as principal or agent in these market-making transactions; however, neither is obligated to engage in any such transactions. At their discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S and BofAS may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S or BofAS for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Basket and the remaining term of the notes. However, none of us, MLPF&S, BofAS or any of our respective affiliates is obligated to purchase your notes at any price or at any time, and we cannot assure you that we, MLPF&S, BofAS or any of our respective affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.

The value of the notes shown on your account statement will be based on BofAS’s estimate of the value of the notes if BofAS or another of its affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that BofAS may pay for the notes in light of then-prevailing market conditions, and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.

The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding CIBC or for any purpose other than that described in the immediately preceding sentence.

Structuring the Notes

The notes are our debt securities, the return on which is linked to the performance of the Basket. As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing. The internal funding rate we use in pricing the market-linked notes is typically lower than the rate we would pay when we issue conventional fixed-rate debt securities of comparable maturity. This difference is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. This generally relatively lower internal funding rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, resulted in the initial estimated value of the notes on the pricing date being less than their public offering price.

At maturity, we are required to pay the Redemption Amount to holders of the notes, which will be calculated based on the performance of the Basket and the $10 per unit principal amount. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of its affiliates. The terms of these hedging arrangements are determined by seeking bids from market participants, including BofAS and its affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Basket Components, the tenor of the notes and the tenor of the hedging arrangements. The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.

BofAS has advised us that the hedging arrangements will include a hedging-related charge of approximately $0.05 per unit, reflecting an estimated profit to be credited to BofAS from these transactions. Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by BofAS or any third party hedge providers.

For further information, see “Risk Factors—Valuation- and Market-related Risks” beginning on page PS-7 of product supplement EQUITY INDICES MITTS-1 and “Use of Proceeds” on page S-14 of prospectus supplement.

Capped Market Index Target-Term Securities®	TS-16

Capped Market Index Target-Term Securities® Linked to a Global Equity Index Basket, due January 31, 2031

Summary of Canadian Federal Income Tax Considerations

In the opinion of Blake, Cassels & Graydon LLP, our Canadian tax counsel, the following summary describes the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the regulations thereto (the “Canadian Tax Act”) generally applicable at the date hereof to a purchaser who acquires beneficial ownership of a note pursuant to this term sheet and who for the purposes of the Canadian Tax Act and at all relevant times: (a) is neither resident nor deemed to be resident in Canada; (b) deals at arm’s length with CIBC and any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of the note; (c) does not use or hold and is not deemed to use or hold the note in, or in the course of, carrying on a business in Canada; (d) is entitled to receive all payments (including any interest and principal) made on the note; (e) is not a, and deals at arm’s length with any, “specified shareholder” of CIBC for purposes of the thin capitalization rules in the Canadian Tax Act; and (f) is not an entity in respect of which CIBC or any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of, loans or otherwise transfers the note is a “specified entity”, and is not a “specified entity” in respect of such a transferee, in each case, for purposes of the Hybrid Mismatch Rules, as defined below (a “Non-Resident Holder”). Special rules which apply to non-resident insurers carrying on business in Canada and elsewhere are not discussed in this summary.

This summary assumes that no amount paid or payable to a holder described herein will be the deduction component of a "hybrid mismatch arrangement" under which the payment arises within the meaning of the rules in the Canadian Tax Act with respect to "hybrid mismatch arrangements" (the "Hybrid Mismatch Rules"). On January 29, 2026, the Department of Finance Canada released for consultation proposed amendments to the Hybrid Mismatch Rules which, if enacted in the form proposed, would expand the categories of payments to which the Hybrid Mismatch Rules may apply. This summary further assumes that such proposals will not result in the application of the Hybrid Mismatch Rules to amounts payable to a holder in respect of the notes, but there can be no assurances in this regard. Investors should note that the Hybrid Mismatch Rules, and the proposed amendments thereto, are highly complex and there remains significant uncertainty as to their interpretation and application.

This summary is supplemental to and should be read together with the description of material Canadian federal income tax considerations relevant to a Non-Resident Holder owning notes under “Material Income Tax Consequences—Canadian Taxation” in the accompanying prospectus and a Non-Resident Holder should carefully read that description as well.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Non-Resident Holder. Non-Resident Holders are advised to consult with their own tax advisors with respect to their particular circumstances.

Based on Canadian tax counsel’s understanding of the Canada Revenue Agency’s administrative policies, and having regard to the terms of the notes, interest payable on the notes should not be considered to be “participating debt interest” as defined in the Canadian Tax Act and accordingly, a Non-Resident Holder should not be subject to Canadian non-resident withholding tax in respect of amounts paid or credited or deemed to have been paid or credited by CIBC on a note as, on account of or in lieu of payment of, or in satisfaction of, interest.

Non-Resident Holders should consult their own advisors regarding the consequences to them of a disposition of the notes to a person with whom they are not dealing at arm’s length for purposes of the Canadian Tax Act.

Capped Market Index Target-Term Securities®	TS-17

Capped Market Index Target-Term Securities® Linked to a Global Equity Index Basket, due January 31, 2031

Summary of U.S. Federal Income Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:

•	There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes.

•	We intend to take the position that the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, subject to taxation under the “noncontingent bond method.” No assurance can be given that the Internal Revenue Service or any court will agree with this characterization and tax treatment.

•	Under this characterization and tax treatment of the notes, a U.S. holder will be required to report original issue discount (“OID”) or interest income based on a “comparable yield” and a “projected payment schedule” with respect to a note without regard to cash, if any, received on the notes.

•	The following table is based upon a projected payment schedule (including a projection for tax purposes of the Redemption Amount) and a comparable yield equal to 4.35% per annum (compounded annually) that we established for the notes. The table reflects the expected issuance of the notes on February 5, 2026 and the scheduled maturity date of January 31, 2031. This tax accrual table is based upon a projected payment schedule per $10 principal amount of the notes, which would consist of a single payment of $12.3669 at maturity. This information is provided solely for tax purposes, and we make no representations or predictions as to what the actual Redemption Amount will be.

Accrual Period	Interest Deemed to Accrue on the Notes During Accrual Period per Unit	Total Interest Deemed to Have Accrued on the Notes as of End of Accrual Period per Unit
February 5, 2026 through December 31, 2026	$0.3939	$0.3939
January 1, 2027 through December 31, 2027	$0.4521	$0.8461
January 1, 2028 through December 31, 2028	$0.4718	$1.3179
January 1, 2029 through December 31, 2029	$0.4923	$1.8102
January 1, 2030 through December 31, 2030	$0.5137	$2.3239
January 1, 2031 through January 31, 2031	$0.0430	$2.3669

Projected Redemption Amount = $12.3669 per unit of the notes.

•	Upon a sale, exchange, or retirement of a note prior to maturity, a U.S. holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, or retirement and the holder’s tax basis in the notes. A U.S. holder generally will treat any gain as ordinary interest income, and any loss as ordinary up to the amount of previously accrued OID and then as capital loss. At maturity, (i) if the actual Redemption Amount exceeds the projected Redemption Amount, a U.S. holder must include such excess as interest income, or (ii) if the projected Redemption Amount exceeds the actual Redemption Amount, a U.S. holder will generally treat such excess first as an offset to previously accrued OID for the taxable year, then as an ordinary loss to the extent of all prior OID inclusions, and thereafter as a capital loss.

•	With respect to the discussion in the product supplement regarding “dividend equivalent” payments, the IRS has issued a notice that provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2027.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page PS-27 of product supplement EQUITY INDICES MITTS-1.

Capped Market Index Target-Term Securities®	TS-18

Capped Market Index Target-Term Securities® Linked to a Global Equity Index Basket, due January 31, 2031

Validity of the Notes

In the opinion of Blake, Cassels & Graydon LLP, as Canadian counsel to CIBC, the issue and sale of the notes has been duly authorized by all necessary corporate action of CIBC in conformity with the indenture, and when the notes have been duly executed, authenticated and issued in accordance with the indenture, the notes will be validly issued and, to the extent validity of the notes is a matter governed by the laws of the Province of Ontario or the federal laws of Canada applicable therein, will be valid obligations of CIBC, subject to applicable bankruptcy, insolvency and other laws of general application affecting creditors’ rights, equitable principles, and subject to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the indenture and the genuineness of signature, and to such counsel’s reliance on CIBC and other sources as to certain factual matters, all as stated in the opinion letter of such counsel dated June 6, 2023, which has been filed as Exhibit 5.2 to CIBC’s Registration Statement on Form F-3 filed with the SEC on June 6, 2023.

In the opinion of Mayer Brown LLP, when the notes have been duly completed in accordance with the indenture and issued and sold as contemplated by this term sheet and the accompanying product supplement, prospectus supplement and prospectus, the notes will constitute valid and binding obligations of CIBC, entitled to the benefits of the indenture, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. This opinion is given as of the date hereof and is limited to the laws of the State of New York. This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the indenture and such counsel’s reliance on CIBC and other sources as to certain factual matters, all as stated in the legal opinion dated June 6, 2023, which has been filed as Exhibit 5.1 to CIBC’s Registration Statement on Form F-3 filed with the SEC on June 6, 2023.

Where You Can Find More Information

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S or BofAS toll-free at 1-800-294-1322.

“Market Index Target-Term Securities®” and “MITTS®” are registered service marks of Bank of America Corporation, the parent company of MLPF&S and BofAS.

Capped Market Index Target-Term Securities®	TS-19